Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST SELLS OFFICE BUILDING IN NORTHERN
PHILADELPHIA FOR $3.1 MILLION

DALLAS — (January 20, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the sale of a 56,000-square-foot office building in suburban Philadelphia to Keystone Property Fund I, an affiliate of Keystone Property Group, for $3,050,000 in cash.

Acquired by Ashford in July 2004 together with the 187-room Sheraton Bucks County, the
13-year-old office building, which is attached to the hotel, had been designated as a non-core property and actively marketed by Ashford. To facilitate its marketing, Ashford implemented a condominium regime for the mixed use property in order to sell the office building component. The 444 Oxford Valley Road Building is located in Langhorne, Pennsylvania, adjacent to the Sheraton Bucks County and currently has one tenant occupying approximately 2,600 square feet.

Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “We acquired the Sheraton Bucks County and the adjacent office building as a package with the intent of selling it to a premier office building investor that would commit significant capital investment to the project and further enhance our yield on the hotel asset. These sale proceeds are consistent with our previous projections which should increase the trailing 12-month EBITDA yield from 13.2% to 15.5% and increase the NOI capitalization rate from 11% to 13%. With our extensive $5.7 million renovation of the Sheraton Bucks County nearing completion, we are excited about the prospects of the hotel after Keystone completes its renovations to the office building and secures first class tenants.”

Keystone Property Group has a proven record of turning around office properties in the Philadelphia area with significant client-tenant relationships. Keystone is expected to invest an additional
$6.0 million in this office property. Their redevelopment plan includes replacing the HVAC system, windows, roof, common areas and tenant improvements.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254 Phone: (972) 490-9600

AHT Sells Office Building in Northern Philadelphia for $3.1 Million

January 20, 2005

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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